UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 3, 2013

NEOGEN CORPORATION

(Exact name of registrant as specified in its charter)

MICHIGAN	0-17988	38-2367843
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

620 Lesher Place Lansing, Michigan		48912
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 517-372-9200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 3, 2013, Neogen Corporation (the “Registrant”) named Stephen K. Snyder to serve as President and Chief Operating Officer of the Registrant, replacing Lon M. Bohannon, who retired effective August 31, 2013. The Registrant had previously issued a press release and 8-K on June 10, 2013, announcing Mr. Snyder’s hiring and Mr. Bohannon’s intent to retire on August 31.

Mr. Snyder, who joined the Registrant on June 24, 2013, receives an annual base salary of $275,000 and is eligible for a bonus of $100,000 for fiscal year 2014. He was awarded 15,000 options to purchase stock on his date of hire at an exercise price of $54.37, the closing price of the stock on that date. He will receive a bonus of $50,000 at the time he relocates his family to the Lansing area. In addition to these benefits, Mr. Snyder is eligible to receive benefits offered to other executive officers of the Registrant. Mr. Snyder has a contractual employment arrangement which entitles him to a payment of $20,000 per month for a period not to exceed twelve months if he is terminated without cause during his first twelve months of employment. Once his first twelve months of employment passes, there is no further severance obligation.

There are no arrangements or understandings between Mr. Snyder and any other person pursuant to which he was selected as an officer of the Registrant. Mr. Snyder is not related to any executive officer or director of the Registrant.

There have been no transactions since June 1, 2013, nor are there any currently proposed transactions, to which the Registrant or any of its subsidiaries was or is to be a party, in which the amount exceeds $120,000 and in which Mr. Snyder had, or will have, a direct or indirect material interest that is required to be disclosed pursuant to Section 404(a) of Securities and Exchange Commission Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGEN CORPORATION (Registrant)

Date: September 5, 2013	/s/ Steven J. Quinlan
Steven J. Quinlan
Vice President & CFO